Exhibit 99.1






FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                 Mike Freeman
         Vice President and                 Director, Investor Relations and
         Chief Financial Officer            Corporate Communications
         919 862-1000                       919 862-1000


                 SALIX PHARMACEUTICALS TO PRESENT AT UBS WARBURG
                   GLOBAL SPECIALTY PHARMACEUTICALS CONFERENCE

RALEIGH, NC, May 21, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Robert Ruscher, President and Chief Executive Officer, will present to the investment community at the UBS Warburg Global Specialty Pharmaceuticals Conference in New York, NY at 2:00 p.m. EDT on Tuesday, May 22, 2001.

Interested parties can access the presentation through a conference call facility. The telephone numbers to access the live conference call are (888) 515-2781 and (719) 457-2605. A replay of the conference call will be available by the end of the day, May 22, and will be available for approximately two weeks. The telephone numbers to access the replay are (800) 759-8603 and (402) 220-8537.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its

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specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

       Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risks of clinical trials and regulatory review, market acceptance of our products, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.